Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 28, 2005 by and between Leadis Technology, Inc., a Delaware corporation (the “Company”), and Antonio R. Alvarez (the “Executive”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.	Position and Duties.

(a) Chief Executive Officer. Executive will begin employment as Chief Executive Officer of the Company no later than November 29, 2005. Executive shall report to the Board of Directors (the “Board”) and will have all duties, authorities and expectations customary for a chief executive officer of a public company. In addition, Executive shall perform such other reasonable duties as determined by the Board. Executive shall devote his full business time, skill and attention to the performance of his duties on behalf of the Company.

(b) Board of Directors. While Executive is employed as Chief Executive Officer of the Company, the Company will recommend that Executive serve and be re-elected as a member of the Company’s Board at no additional compensation. Executive agrees to resign from the Board upon termination of his employment as Chief Executive Officer for any reason, unless requested to continue.

2.	Salary and Bonus.

(a) Salary. Executive will be paid an annual salary of $350,000, payable as earned in accordance with the Company’s customary payroll practice and subject to required deductions and withholdings.

(b) Bonus. Executive will be eligible to receive a target bonus of up to 60% of his base salary per year in the event the Board or the Company’s Compensation Committee determines in its sole discretion that Executive and the Company have achieved the performance objectives as set by the Board. This bonus may be increased up to 90% of Executive’s base salary per year in the event the Board determines that Executive and the Company have substantially exceeded the performance objectives established by the Board, in a manner consistent with market practices. The Board or Compensation Committee will have the sole discretion to determine whether such bonuses are earned and, if so, the amount of any such bonus. Any bonuses provided to Executive will be subject to required deductions and withholdings.

3.	Stock Options.

Subject to approval by the Board, Executive will be granted a stock option to purchase 750,000 shares of the Company’s Common Stock at an exercise price equal to the then current fair market value per share on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one year after the date Executive begins employment with the Company, and as to l/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates. No right to any option shares subject to the Option or any other option grant received by the Executive shall be earned or accrued until such time that vesting occurs. The Option shall have a term of six (6) years. The Option will be subject to the terms, definitions and provisions of any applicable Company stock option plan (the “Option Plan”), if the Option is issued pursuant to a plan, and one or more stock option agreements by and between Executive and the Company (collectively, the “Option Agreement”), which documents are incorporated herein by reference.

4.	Benefits and Expenses.

(a) Benefits. While employed hereunder, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and vacation plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, in accordance with any applicable policy established by the Company from time to time.

5.	At-Will-Employment.

Executive will be an at-will employee of the Company, which means the employment relationship can be terminated by either Executive or the Company at any time, with or without prior notice, and with or without cause. Any statements or representations to the contrary are ineffective. Any modification or change in Executive’s at-will employment status may only occur by way of a written employment agreement signed by Executive and the Company.

6.	Severance.

(a) Termination Without Cause or Resignation for Good Reason. Notwithstanding Executive’s at-will employment status, if: (a) Executive’s employment with the Company is terminated without Cause (as defined below) or Executive resigns his employment for Good Reason (as defined below) (a “Qualifying Termination”), and (b) Executive signs a general and complete release of any and all potential claims against the Company, its directors, officers, employees, agents and affiliates in a form acceptable to the Company and allows such release to become effective, and (c) Executive signs a one-year consulting agreement with the Company, which shall include a non-compete provision, in a form acceptable to the Company; then in addition to any other amounts that may be due Executive: (i) the Company shall continue to pay Executive’s then current salary, less required tax withholdings, payable on the Company’s normal payroll dates, for a period of 12 months following the date of such Qualifying Termination, (ii) the Company shall pay Executive a bonus in the amount of Executive’s then current target bonus, payable at the time the Company normally pays executive bonuses, and subject to required deductions and withholdings, (iii) should Executive timely elect to continue his health care insurance benefits under federal COBRA law or similar state statutes, the Company shall pay the cost of continuing Executive’s then current health insurance coverage for a period of 12 months following the date of such Qualifying Termination, and (iv) effective as of such Qualifying Termination, Executive shall automatically and without further action required on Executive’s part or the part of the Company receive 12 months of vesting acceleration with respect to each outstanding stock option held by Executive (but in each case, not exceeding to the total number of shares that remain unvested under the relevant document or agreement) and the period in which Executive may exercise such options shall be 12 months from such Qualifying Termination (collectively, the benefits as described in (i), (ii), (iii) and (iv) are referred to as the “Basic Severance Compensation”).

(b)	Termination Without Cause or Resignation for Good Reason Following an Acquisition.

(1) Acquisition Prior to Executive’s First Anniversary of Employment. If: (a) a Qualifying Termination occurs prior to Executive’s first anniversary of employment and also occurs during the twenty-four (24) month period following the consummation of an Acquisition (as defined below), and (b) Executive signs a general and complete release of any and all potential claims against the Company, its directors, officers, employees, agents and affiliates in a form acceptable to the Company and allows such release to become effective; then in addition to any other amounts that may be due to Executive, but in lieu of the Basic Severance Compensation described above: (i) the Company shall continue to pay Executive’s then current salary, less required tax withholdings, payable on the Company’s normal payroll dates, for a period of 12 months following the date of such Qualifying Termination, (ii) the Company shall pay Executive a bonus in the amount of Executive’s then current target bonus, payable at the time the Company normally pays executive bonuses, and subject to required deductions and withholdings, (iii) should Executive timely elect to continue his health care insurance benefits under federal COBRA law or similar state statutes, the Company shall pay the cost of continuing Executive’s then current health insurance coverage for a period of 12 months following the date of such Qualifying Termination, and (iv) effective as of such Qualifying Termination, Executive shall automatically and without further action required on Executive’s part or the part of the Company receive 24 months of vesting acceleration with respect to each outstanding stock option held by Executive (but in each case, not exceeding to the total number of shares that remain unvested under the relevant document or agreement) and the period in which Executive may exercise such options shall be 12 months from such Qualifying Termination.

(2) Acquisition After Executive’s First Anniversary of Employment. If: (a) a Qualifying Termination occurs after Executive’s first anniversary of employment and also occurs during the twenty-four (24) month period following the consummation of an Acquisition (as defined below), and (b) Executive signs a general and complete release of any and all potential claims against the Company, its directors, officers, employees, agents and affiliates in a form acceptable to the Company and allows such release to become effective; then in addition to any other amounts that may be due to Executive, but in lieu of the Basic Severance Compensation described above: (i) the Company shall continue to pay Executive’s then current salary, less required tax withholdings, payable on the Company’s normal payroll dates, for a period of 24 months following the date of such Qualifying Termination, (ii) the Company shall pay Executive an amount equal to twice Executive’s then current target bonus, payable in two equal yearly installments at the time the Company normally pays executive bonuses, and subject to required deductions and withholdings, (iii) should Executive timely elect to continue his health care insurance benefits under federal COBRA law or similar state statutes, the Company shall pay the cost of continuing Executive’s then current health insurance coverage for a period of 24 months following the date of such Qualifying Termination, and (iv) effective as of such Qualifying Termination, Executive shall automatically and without further action required on Executive’s part or the part of the Company receive full vesting acceleration with respect to each outstanding stock option held by Executive (but in each case, not exceeding to the total number of shares that remain unvested under the relevant document or agreement) and the period in which Executive may exercise such options shall be 12 months from such Qualifying Termination.

(c)	Definitions.

(i) As used herein, an “Acquisition” means (1) a consolidation, merger or other reorganization of the Company with or into any other entity or entities in which the holders of the

Company’s outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or reorganization, retain equity interests representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholdings in the Company immediately prior to the consolidation, merger or reorganization, (2) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis (except in connection with an insolvency, bankruptcy or similar proceeding) or (3) the acquisition by any person (including any corporation), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(ii) For purposes of this Agreement, “Cause” shall mean one or more of the following, as determined by the Board in its sole discretion: (1) willful misconduct by Executive that is injurious to the Company’s reputation or business; (2) Executive’s violation of any federal, state or other law or regulation applicable to the Company’s business, or of any Company policy; (3) any act of dishonesty, fraud or misrepresentation made by Executive in connection with his responsibilities as an employee of the Company; (4) Executive’s indictment with respect to a crime that negatively reflects on Executive’s fitness to perform his duties or harms the Company’s reputation or business; and (5) a material breach of Executive’s obligations hereunder, or under any applicable invention assignment and/or confidentiality agreement or similar agreement.

(iii) For purposes of this Agreement, “Good Reason” means a resignation by Executive because any one or more the following occurs without his consent: (1) a material reduction in Executive’s salary (except for salary reductions imposed upon all executive officers of the Company), (2) Executive does not serve in the position of Chief Executive Officer of the successor company, (3) a relocation of Executive’s principal place of employment by more than 35 miles, and (4) a material breach by the Company of its obligations under this Agreement that is not cured within 20 days of written notice to the Board thereof.

(d) Deferred Compensation. In the event that any cash severance benefit or continued medical benefit provided to you by the Company pursuant to this Agreement would fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits will be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company shall attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409(A)(1) of the Code.

7.	Miscellaneous.

(a) Confidential Information Agreement. Executive agrees to enter into the Company’s standard Agreement Regarding Confidential Information and Proprietary Developments (the “Confidential Information Agreement”) upon commencing employment hereunder.

(b) Eligibility for Employment. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of eligibility for employment in the United States. Such documentation must be provided to within three (3) business days of Executive’s date of hire, or Executive’s employment relationship with the Company may be terminated.

(c) Arbitration. To ensure the timely and economical resolution of disputes that arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the JAMS rules for the resolution of employment disputes, or another mutually agreeable arbitration service, under the applicable employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Except with respect to the arbitration fees set forth above, in the event of any dispute between the parties to this Agreement, each party will be responsible for its own attorneys’ fees.

(d) Assignment. This Agreement will be binding upon and inure to the benefit of (a) Executive’s heirs, executors and legal representatives upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive’s rights to receive any form of compensation payable pursuant to this Agreement may not be assigned or transferred except by will or the laws of decent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

(e) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(f) Entire Agreement. This Agreement, together with the Option Plan, any Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement only may be modified in a written amendment signed by the parties hereto. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

LEADIS TECHNOLOGY, INC.

/s/ Lip-Bu Tan
Lip-Bu Tan
Member, Board of Directors

EXECUTIVE

/s/ Antonio R. Alvarez
Antonio R. Alvarez